Exhibit 5.3

Our ref     TZC/652940-000006/42039712v3

To the Addressees named in the First Schedule

25 July 2016

Dear Sirs

XLIT Ltd.

We have acted as counsel as to Cayman Islands law to XLIT Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the "Company") in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the post-effective amendment no. 1 to registration statement no. 333-199842 on Form S-3 dated 25 July 2016 (the "Registration Statement") of (i) XL Group Ltd, a Bermuda exempted company ("XL-Bermuda"), as successor issuer to XL Group plc, an Irish public limited company ("XL-Ireland"), (ii) XL-Ireland and (iii) the Company, relating to the offering from time to time by the Company of:

(i)          senior debt securities of the Company (the "XL-Cayman Senior Debt Securities"), guaranteed by XL-Bermuda and XL-Ireland ("Senior Guarantees"), which may be issued in one or more series under an Indenture entered into as of 30 September 2011 between the Company, as issuer, XL-Ireland, as guarantor, and Wells Fargo Bank, National Association, as trustee (the "Trustee"), as amended by the third supplemental indenture dated as of 25 July 2016 between the Company, as issuer, XL-Ireland, as guarantor, XL-Bermuda, as guarantor, and the Trustee (the "XL-Cayman Senior Debt Indenture"), which is incorporated by reference as an exhibit to the Registration Statement; and

(ii)         subordinated debt securities of the Company (together with the XL-Cayman Senior Debt Securities, the "Debt Securities"), guaranteed by XL-Bermuda and XL-Ireland (together with the Senior Guarantees, the "Guarantees", and together with the Debt Securities, the "Securities"), which may be issued in one or more series under an Indenture entered into as of 30 March 2015, between the Company, as issuer, XL-Ireland, as guarantor, and the Trustee, as amended by the second supplemental indenture dated as of 25 July 2016 between the Company, as issuer, XL-Ireland, as guarantor, XL-Bermuda, as guarantor and the Trustee (together with the XL-Cayman Senior Debt Indenture, the "Indentures"), which is incorporated by reference as an exhibit to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation of the Company dated 16 March 1998 and the Certificates of Incorporation on Change of Name of the Company dated 7 August 1998, 1 February 1999, 1 July 2010 and 8 November 2011.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to special resolution of the Company dated 8 November 2011 (the "Memorandum and Articles").

1.3	The minutes (the "May 2011 Board Minutes") of the meeting (the "May 2011 Board Meeting") of the board of directors of the Company held on 5 May 2011, the minutes (the "SFC Minutes") of a meeting (the "SFC Meeting") of the special pricing committee of the board of directors of the Company dated 24 June 2011, the minutes (the "October 2013 Board Minutes") of a meeting (the "October 2013 Board Meeting") of the board of directors of the Company held on 24 October 2013, the excerpt of the minutes (the "October 2014 Minutes") of a meeting (the "October 2014 Board Meeting") of the board of directors of the Company held on 30 October 2014, the excerpt of the minutes (the "February 2015 Board Minutes") of a meeting (the "February 2015 Board Meeting") of the board of directors of the Company held on 19 February 2015 and the extract of the minutes (the "June 2016 Board Minutes", and together with the May 2011 Board Minutes, the SFC Minutes, the October 2013 Board Minutes, the October 2014 Minutes and the February 2015 Minutes, the "Minutes") of a meeting (the "June 2016 Board Meeting", and together with the May 2011 Board Meeting, the SFC Meeting, the October 2013 Board Meeting, the October 2014 Board Meeting and the February 2015 Board Meeting, the "Meetings") of the board of directors of the Company held on 30 June 2016 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company (a "Director") a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Registration Statement dated 25 July 2016 relating to the Securities.

1.6	Copies of the Indentures.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indentures and the Debt Securities issuable under the Indentures have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company with respect to the Indentures and the Debt Securities issuable thereunder, the laws of the Cayman Islands).

2.2	The Indentures and the Debt Securities issuable under the Indentures are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with

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respect to the Company with respect to the Indentures and the Securities issuable thereunder, the laws of the Cayman Islands).

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	All signatures, initials and seals are genuine.

2.5	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities issuable under the respective Indentures.

2.6	The Debt Securities will be issued and authenticated in accordance with the provisions of the Indentures.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Indentures and the Debt Securities issuable under the respective Indentures.

2.8	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.9	The issue of the Debt Securities under the Indentures will be of commercial benefit to the Company.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing.

3.2	The Company has (or will have) all the requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Indentures to which it will be a party and the Debt Securities issuable under each such Indenture to which it is, or will be, a party.

3.3	The Debt Securities issued pursuant to the Indentures have been duly authorised by the Company and when such Debt Securities are signed in facsimile or manually by a director or officer of the Company on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Indentures and delivered against due payment therefor, the Debt Securities issued pursuant to the Indentures will be duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

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4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures or the Debt Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be

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circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures or the Debt Securities.

4.4	A certificate, determination, calculation or designation of any party to the Indentures or the Debt Securities issuable thereunder as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures or the Debt Securities and enforce the remainder of the Indentures or the Debt Securities or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Indentures or the Debt Securities or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures or the Debt Securities and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by ASW Law Limited, A&L Goodbody and Skadden, Arps, Slate, Meagher & Flom LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder

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First Schedule

Addressees

1	XL Group Ltd

O'Hara House

One Bermudiana Road

Hamilton HM08

Bermuda

2	XLIT Group plc

XL House

8 St. Stephen's Green

Dublin 2

Ireland

3	XLIT Ltd.

XL House

8 St. Stephen's Green

Dublin 2

Ireland